EXHIBIT 99.1

Willis Group Appoints Gordon Bethune to Board of Directors

    NEW YORK--(BUSINESS WIRE)--May 13, 2004--Willis Group Holdings, Limited (NYSE:WSH), the global insurance broker, today announces the appointment of Gordon Bethune, chairman of the board and chief executive officer of Continental Airlines, to its Board of Directors.
    With his management of Continental, the nation's fifth-largest airline, Bethune has proven himself a world-class business leader. Under his direction, the airline has experienced international growth and expansion while winning more awards for customer satisfaction than any other airline. Continental's record over the last several years is a clear illustration that great companies can grow without sacrificing quality.
    Welcoming Bethune to the Board, Joe Plumeri, Chairman and CEO said, "I am delighted Gordon has accepted our invitation to join our Board. Under his leadership, Continental Airlines has won a wide range of accolades for its business management and unflinching commitment to customer service. The results he has achieved at Continental prove that growth and quality are not mutually exclusive. He has nurtured Continental into a highly-regarded brand by many different measures and we look forward to his contribution to Willis."
    Bethune joined the airline in February 1994 as president and chief operating officer. He was named chief executive officer in November 1994 and chairman of the board in September 1996. Prior to joining Continental, he was vice president and general manager of the Boeing Commercial Airplane Group's Renton Division, where he was responsible for the 737 and 757 airplanes. He began his career with Boeing in 1988, and also served as that company's vice president and general manager of the customer services division.
    Bethune holds a Bachelor of Science degree from Abilene Christian University at Dallas and is a 1992 graduate of Harvard Business School's Advanced Management Program.
    He is a licensed commercial pilot, type-rated on Boeing 757 and 767 aircraft as well as the DC-3. Bethune also is licensed as an airframe and power plant mechanic. He serves on the boards of directors of Honeywell International and Sprint Corporation.

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in some 80 countries, its global team of 14,500 Associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com.


    CONTACT: Willis Group Holdings, Limited
             Investors:
             Kerry Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
             or
             Media:
             Nick Jones, + 44 20 7488-8190
             jonesnr@willis.com
             Dan Prince, 212-837-0806
             prince_da@willis.com